ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS Q4 AND FULL YEAR 2023 RESULTS

- **Portfolio Receipts of $736 million in Q4 2023 and $3,049 million for FY 2023**
- **Net cash provided by operating activities of $773 million in Q4 2023 and $2,988 million for FY 2023**
- **Announced transactions of up to $4.0 billion in 2023**
- **Full year 2024 guidance: Portfolio Receipts of $2,600 to $2,700 million (reflecting royalty receipts growth of 5% to 9% year/year) excluding future transactions**

NEW YORK, NY, February 15, 2024 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the fourth quarter and full year of 2023 and introduced full year 2024 guidance for Portfolio Receipts. "Royalty Pharma delivered outstanding results in 2023," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "We reported another year of strong growth in royalty receipts and deployed substantial capital in value-enhancing transactions, including our strongest year ever for synthetic royalty transactions. Furthermore, a number of positive clinical and regulatory milestones strengthened the outlook for our diversified royalty portfolio. Based on the strong fundamental tailwinds underpinning our business, our strong balance sheet and robust deal pipeline, I am confident we are in an excellent position to fund life sciences innovation and deliver attractive, long-term compounding growth."

Portfolio Receipts show strong growth for full year 2023

- Portfolio Receipts (previously referred to as Adjusted Cash Receipts) decreased 31% to $736 million in the fourth quarter, reflecting the accelerated Biohaven payments received in the fourth quarter of 2022.
- Portfolio Receipts increased 9% to $3,049 million for full year 2023, driven primarily by strong portfolio performance and new royalty acquisitions, and consistent with the raised guidance provided on January 8, 2024.
- Royalty receipts grew 10% for the quarter and 8% for the full year.

Significant transaction activity in 2023 with eight potentially transformative therapies added to portfolio

- Announced value of new transactions was $4.0 billion for full year 2023.
- Transactions since 2020 expected to add approximately $1.2 billion to Portfolio Receipts in 2025.

Positive updates in the fourth quarter across development-stage royalty portfolio

- Phase 3 results for Cytokinetics' aficamten met the primary endpoint for hypertrophic cardiomyopathy.
- Bristol Myers Squibb announced the acquisition of Karuna (marketer of KarXT for schizophrenia).
- Phase 3 results for MorphoSys' pelabresib met the primary endpoint in myelofibrosis; Novartis announced the acquisition of MorphoSys.

Financial guidance for full year 2024 (excludes contribution from future transactions)

- Royalty Pharma expects 2024 Portfolio Receipts to be between $2,600 million and $2,700 million.
- 2024 Portfolio Receipts guidance includes expected growth in royalty receipts of 5% to 9%.

Financial & Liquidity Summary

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	(unaudited)			
($ and shares in millions)	2023	2022	2023	2022
Portfolio Receipts	736	1,064	3,049	2,789
Net cash provided by operating activities	773	570	2,988	2,144
Adjusted EBITDA (non-GAAP)*	682	983	2,806	2,566
Portfolio Cash Flow (non-GAAP)*	687	996	2,708	2,421
Weighted average/fully diluted Class A ordinary shares outstanding	598	607	603	607

* See "Liquidity and Capital Resources" section. Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures calculated in accordance with the credit agreement. Portfolio Cash Flow is a non-GAAP measure that is calculated as Adjusted EBITDA minus interest paid or received, net.

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ROYALTY PHARMA PRESS RELEASE

Fourth Quarter 2023 Portfolio Receipts

As previously announced (January 8, 2024 press release), Portfolio Receipts is now being reported as a key performance metric. The calculation of Portfolio Receipts will result in the same amount as Royalty Pharma's previous presentation of Adjusted Cash Receipts (which will no longer be reported).

This change of presentation will facilitate increased transparency into the economics of individual royalties as royalty receipts by product and franchise will now be reported net of legacy non-controlling interests. In addition, Royalty receipts and Milestones and other contractual receipts will be reported as two separate subtotals summing to Portfolio Receipts. This change will provide greater clarity on the underlying trends of Royalty Pharma's royalty portfolio versus other contractual payments which may be more variable over time. Prior-period results using this updated presentation are available for download on the Quarterly Results page of the company's website under Supplemental Financial Information (link here).

Portfolio Receipts Highlights

			Three Months Ended December 31, (unaudited)		
($ in millions)			2023	2022	Change
Products:	**Marketers:**	**Therapeutic Area:**			
Cystic fibrosis franchise	Vertex	Rare disease	208	187	11%
Tysabri	Biogen	Neuroscience	68	73	(7)%
Trelegy	GSK	Respiratory	60	47	28%
Imbruvica	AbbVie, Johnson & Johnson	Cancer	50	58	(13)%
Promacta	Novartis	Hematology	44	40	9%
Xtandi	Pfizer, Astellas	Cancer	38	38	1%
Tremfya	Johnson & Johnson	Immunology	35	29	21%
Evrysdi	Roche	Rare disease	20	14	44%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	18	15	18%
Spinraza	Biogen	Rare disease	17	—	n/a
Trodelvy	Gilead	Cancer	10	6	64%
Erleada	Johnson & Johnson	Cancer	9	5	72%
Orladeyo	BioCryst	Rare disease	8	6	29%
Nurtec ODT/Zavzpret	Pfizer	Neuroscience	5	4	20%
Other products[5]			63	71	(12)%
Royalty receipts			651	593	10%
Milestones and other contractual receipts			84	470	(82)%
Portfolio Receipts			**736**	**1,064**	**(31)%**

Results for full year 2023 and 2022 are shown in Table 4. Amounts shown in the table may not add due to rounding.

Portfolio Receipts was $736 million in the fourth quarter of 2023, a decrease of 31% compared to the same period in 2022. The decrease in the fourth quarter was attributable to the accelerated redemption of all outstanding Series A and Series B Biohaven Preferred Shares following Pfizer's acquisition of Biohaven in October 2022, which is reflected within milestones and other contractual receipts. Royalty receipts increased 10%, primarily driven by growth in the cystic fibrosis franchise, Trelegy and Evrysdi, and the addition of new royalties on Spinraza. These positive factors were partially offset by declining royalty receipts on Imbruvica, Tysabri and other products.

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3 Liquidity and Capital Resources Royalty Pharma’s liquidity and capital resources are summarized below: As of December 31, 2023, Royalty Pharma had cash and cash equivalents of $477 million and total debt with principal value of $6.3 billion. Liquidity Summary Three Months Ended December 31, Twelve Months Ended December 31, ($ in millions) 2023 2022 2023 2022 Portfolio Receipts 736 1,064 3,049 2,789 Payments for operating and professional costs (54) (81) (243) (223) Adjusted EBITDA (non-GAAP)* 682 983 2,806 2,566 Interest received/(paid), net 5 14 (98) (145) Portfolio Cash Flow (non-GAAP)* 687 996 2,708 2,421 Amounts may not add due to rounding. *Adjusted EBITDA and Portfolio Cash Flow are calculated in accordance with the credit agreement. Adjusted EBITDA and Portfolio Cash Flow are supplemental non-GAAP liquidity measures that are key components of certain material covenants contained in Royalty Pharma’s credit agreement. • Adjusted EBITDA (non-GAAP) was $682 million in the fourth quarter of 2023. Adjusted EBITDA is calculated in accordance with the credit agreement as Portfolio Receipts minus payments for operating and professional costs. The calculation of Adjusted EBITDA results in the same total as under Royalty Pharma’s previous presentation of Adjusted EBITDA. • Portfolio Cash Flow (non-GAAP) was $687 million in the fourth quarter of 2023. Portfolio Cash Flow is calculated in accordance with the credit agreement as Adjusted EBITDA minus interest paid or received, net. This non-GAAP measure was added to our disclosure to align with a material covenant contained in Royalty Pharma’s credit agreement. This measure reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases or utilized for other discretionary investments. The calculation of Portfolio Cash Flow does not include development-stage funding payments - upfront and milestone. This is the primary material difference from Royalty Pharma’s previous presentation of Adjusted Cash Flow (which will no longer be reported). Royalty Pharma has provided a reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure, net cash provided by operating activities in Table 5. Royalty Pharma announced new transactions of up to $4.0 billion in 2023, which includes upfront payments and potential future milestones. Royalty Pharma is now providing an aggregate amount for total Capital Deployment, which reflects cash payments during the period for new and previously announced transactions. Capital Deployment was $1.0 billion in the fourth quarter and $2.2 billion in 2023. See the detail of Capital Deployment by category below.

ROYALTY PHARMA PRESS RELEASE

Capital Deployment Details

($ in millions)	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
Acquisitions of financial royalty assets	(1,002)	(250)	(2,116)	(1,742)
Development-stage funding payments - upfront and milestone	—	(50)	(50)	(175)
Development-stage funding payments – ongoing	(1)	(1)	(2)	(2)
Purchases of available for sale debt securities	—	(86)	—	(480)
Milestone payments	—	—	(12)	—
Investments in equity method investees	(2)	—	(13)	(10)
Acquisitions of other financial assets	—	—	—	(21)
Contributions from legacy non-controlling interests - R&D	0	0	1	1
Total Capital Deployment	**(1,005)**	**(386)**	**(2,192)**	**(2,428)**

Amounts may not add due to rounding.

In October 2023, Royalty Pharma drew $350 million under its existing unsecured revolving credit facility, which was repaid during the fourth quarter of 2023. Royalty Pharma also executed an amendment to its credit agreement during the fourth quarter of 2023 to increase its borrowing capacity under the revolving credit facility to $1.8 billion and to extend the maturity for a portion of the commitments.

Royalty Pharma began repurchasing its Class A ordinary shares in April 2023 under a $1.0 billion multi-year share repurchase program. During the fourth quarter of 2023, Royalty Pharma repurchased approximately 957,000 shares for $26 million. The weighted-average diluted Class A ordinary shares outstanding for the fourth quarter of 2023 was approximately 598 million and the fully diluted Class A ordinary shares outstanding was approximately 607 million for the fourth quarter of 2022. Royalty Pharma repurchased approximately 10 million shares for $305 million in 2023 under this repurchase program.

Recent Transactions

During the fourth quarter of 2023, Royalty Pharma announced new transactions of up to $1.6 billion. Announced transactions amount reflects the entire amount of capital committed for new transactions during the year, including potential future milestones.

Recent transactions include:

- In November 2023, Royalty Pharma acquired a royalty interest in long-acting injectable olanzapine (TEV-'749), a Phase 3 development-stage product for the treatment of schizophrenia, from Teva Pharmaceuticals Industries Ltd. (press release). Under the terms of the agreement, Royalty Pharma will provide R&D funding of up to $125 million to support the development of TEV-'749.

- In October 2023, Royalty Pharma acquired additional royalties on Roche's Evrysdi (press release), an approved product for the treatment of spinal muscular atrophy, from PTC Therapeutics, Inc. (PTC) for an upfront payment of $1.0 billion. Until December 31, 2025, PTC will have the option to sell the remainder of the Evrysdi royalty retained by PTC to Royalty Pharma for $500 million less royalties received in five equal tranches. If PTC exercises fewer than three of these options, Royalty Pharma has the option to purchase 50% of the remaining PTC royalty for $250 million less royalties received until March 31, 2026.

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5 • Additionally, in January 2024, Royalty Pharma acquired a royalty interest in ecopipam for an upfront payment of $49 million and up to $44 million in milestone payments contingent on the achievement of certain regulatory milestones. Ecopipam is in Phase 3 development by Emalex Biosciences for the treatment of Tourette Syndrome. The information in this section should be read together with Royalty Pharma’s reports and documents filed with the SEC at www.sec.gov and the reader is also encouraged to review all other press releases and information available in the Investors section of Royalty Pharma’s website at www.royaltypharma.com. Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. Pelabresib In February 2024, Novartis announced that it has entered into an agreement to make a voluntary public takeover offer to acquire MorphoSys at an offer price of €68.00 per share in cash, for a total equity value of €2.7 billion. The closing is expected in the first half of 2024. In November 2023, MorphoSys announced positive topline results from the Phase 3 MANIFEST-2 study investigating pelabresib in combination with ruxolitinib compared with placebo plus ruxolitinib in JAK inhibitor-naive patients with myelofibrosis. A New Drug Application (NDA) is expected to be submitted to the U.S. Food and Drug Administration (FDA) in the second half of 2024. Cystic fibrosis franchise In February 2024, Vertex announced positive Phase 3 results from its new triple combination therapy for the treatment of cystic fibrosis (CF). Vertex plans to file for approval with global regulators for people with CF ages 6 years and older by mid-2024. In November 2023, Vertex announced that the European Commission granted approval for the label expansion of Kaftrio in a combination regimen with ivacaftor for the treatment of children with CF ages 2 through 5 years old. Trodelvy In January 2024, Gilead announced that the Phase 3 EVOKE-01 study evaluating Trodelvy compared to docetaxel did not meet its primary endpoint of overall survival in patients with previously treated metastatic non-small cell lung cancer. Aficamten In December 2023, Cytokinetics announced positive topline results from SEQUOIA-HCM, the pivotal Phase 3 clinical trial of aficamten in patients with symptomatic obstructive hypertrophic cardiomyopathy. The full results will be presented at an upcoming conference. KarXT In December 2023, Bristol Myers Squibb announced it has agreed to acquire Karuna for $330 per share in cash, for a total equity value of $14.0 billion with an expected closing in the first half of 2024. In November 2023, Karuna announced that the FDA accepted its NDA for KarXT for the treatment of schizophrenia with an FDA action date of September 26, 2024. Skytrofa In December 2023, Ascendis Pharma announced positive topline results from foresiGHt, its Phase 3 trial to compare TransCon hGH with placebo and daily hGH in adults with growth hormone deficiency. Ascendis plans to submit a supplemental Biologics License Application to the FDA in 2024. Xtandi In November 2023, Astellas and Pfizer announced that the companies received an approval by the FDA of a supplemental NDA for Xtandi for the treatment of patients with

6 2024 Financial Outlook Royalty Pharma has provided guidance for full year 2024, excluding transactions and borrowings announced after the date of this release, as follows: Provided February 15, 2024 Portfolio Receipts $2,600 million to $2,700 million Payments for operating and professional costs 8% to 9% of Portfolio Receipts Interest Paid $160 million The above Portfolio Receipts guidance includes expected royalty receipts growth of 5% to 9% in 2024. Royalty Pharma’s full-year 2024 guidance reflects a negligible estimated foreign exchange impact to Portfolio Receipts, assuming current foreign exchange rates prevail for 2024. Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and is anticipated to be approximately $160 million in 2024. Interest paid is anticipated to be approximately $79 million in each of the first and third quarters of 2024 with de minimis amounts being recorded in the second and fourth quarters of 2024. The projection assumes no additional debt financing in 2024, including no drawdown on the revolving credit facility. In 2023, Royalty Pharma also collected interest of $72 million on its cash and cash equivalents, which partially offsets interest paid. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2023 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company's website for at least 30 days. About Royalty Pharma plc Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and nonmetastatic castration-sensitive prostate cancer with biochemical recurrence at high risk for metastasis. Trontinemab In October 2023, Roche presented interim results of a Phase 1b/2a study for trontinemab, a novel brainshuttle Aβ antibody for the treatment of Alzheimer’s disease. This study demonstrated that trontinemab rapidly reduces amlyoid plaque reduction in patients with Alzheimer’s disease.

7 indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Novartis’ Promacta, Pfizer’s Nurtec ODT and Gilead’s Trodelvy, and 14 development- stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Portfolio Receipts Portfolio Receipts is a key performance metric that represents our ability to generate cash from our portfolio investments, the primary source of capital that we can deploy to make new portfolio investments. Portfolio Receipts is defined as the sum of royalty receipts and milestones and other contractual receipts. Royalty receipts include variable payments based on

8 sales of products, net of contractual payments to the legacy non-controlling interests, that is attributed to Royalty Pharma. Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that is attributed to Royalty Pharma. Portfolio Receipts does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, neither of which are central to our fundamental business strategy. Portfolio Receipts is calculated as the sum of the following line items from our GAAP consolidated statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of royalty receipts, milestones and other contractual receipts to the Legacy Investors Partnerships and RPSFT. Use of Non-GAAP Measures Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. Management believes that Adjusted EBITDA and Portfolio Cash Flow are important non-GAAP measures used to analyze liquidity because they are key components of certain material covenants contained within Royalty Pharma’s credit agreement. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. These non-GAAP liquidity measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The definitions of Adjusted EBITDA and Portfolio Cash Flow used by Royalty Pharma are the same as the definitions in the credit agreement. Noncompliance with the interest coverage ratio, leverage ratio and Portfolio Cash Flow ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA and Portfolio Cash Flow are critical to the assessment of Royalty Pharma’s liquidity. Adjusted EBITDA and Portfolio Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Management uses Adjusted EBITDA and Portfolio Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non-GAAP liquidity measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. The company has provided reconciliations of these non-GAAP liquidity measures to the most directly comparable GAAP financial measure, being net cash provided by operating activities in Table 5. Royalty Pharma Investor Relations and Communications +1 (212) 883-6637 ir@royaltypharma.com

9 Royalty Pharma plc Condensed Consolidated Operations (unaudited) Table 1 Three Months Ended December 31, Twelve Months Ended December 31, ($ in millions) 2023 2022 2023 2022 Income and other revenues Income from financial royalty assets 523 547 2,198 2,125 Revenue from intangible royalty assets 0 0 1 37 Other royalty income 73 19 156 75 Total income and other revenues 596 566 2,355 2,237 Operating expenses Research and development funding expense 1 51 52 177 Provision for changes in expected cash flows from financial royalty assets (77) 309 561 904 Amortization of intangible assets — — — 6 General and administrative expenses 59 73 250 227 Financial royalty asset impairment — 616 — 616 Total operating expenses, net (17) 1,048 862 1,930 Operating income/(loss) 613 (483) 1,492 307 Other (income)/expense Equity in (earnings)/losses of equity method investees (0) 7 (29) 9 Interest expense 47 47 187 188 Other (income)/expense, net (152) 74 (366) (120) Total other (income)/expense, net (105) 127 (208) 77 Consolidated net income/(loss) before tax 718 (610) 1,700 230 Income tax expense — — — — Consolidated net income/(loss) 718 (610) 1,700 230 Net income/(loss) attributable to non-controlling interests 223 (154) 565 187 Net income/(loss) attributable to Royalty Pharma plc 494 (456) 1,135 43 Amounts may not add due to rounding.

10 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of December 31, 2023 As of December 31, 2022 Cash and cash equivalents 477 1,711 Marketable securities — 24 Total current and non-current financial royalty assets, net 14,827 14,184 Total assets 16,382 16,813 Current portion of long-term debt — 998 Long-term debt, net of current portion 6,135 6,119 Total liabilities 6,298 7,288 Total shareholders’ equity 10,084 9,525

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Consolidated Statements of Cash Flows (unaudited)
Table 3

	Three Months Ended December 31,		Twelve Months Ended December 31,	
($ in millions)	2023	2022	2023	2022
Cash flows from operating activities:				
Cash collections from financial royalty assets	747	663	3,201	2,507
Cash collections from intangible royalty assets	0	1	1	73
Other royalty cash collections	75	18	159	70
Distributions from equity method investees	—	6	19	39
Interest received	8	14	72	25
Development-stage funding payments - ongoing	(1)	(1)	(2)	(2)
Development-stage funding payments - upfront and milestone	—	(50)	(50)	(175)
Payments for operating and professional costs	(54)	(81)	(243)	(223)
Interest paid	(3)	(1)	(169)	(170)
Net cash provided by operating activities	**773**	**570**	**2,988**	**2,144**
Cash flows from investing activities:				
Distributions from equity method investees	5	—	44	—
Investments in equity method investees	(2)	—	(13)	(10)
Purchases of equity securities	—	(25)	—	(88)
Proceeds from equity securities	—	165	—	211
Purchases of available for sale debt securities	—	(86)	—	(480)
Proceeds from available for sale debt securities	1	495	1	542
Purchases of marketable securities	—	—	—	(235)
Proceeds from sales and maturities of marketable securities	—	116	24	792
Acquisitions of financial royalty assets	(1,002)	(250)	(2,116)	(1,742)
Acquisitions of other financial assets	—	—	—	(21)
Milestone payments	—	—	(12)	—
Other	(2)	—	(2)	—
Net cash (used in)/provided by investing activities	**(1,000)**	**415**	**(2,073)**	**(1,029)**
Cash flows from financing activities:				
Distributions to legacy non-controlling interests - Portfolio Receipts	(92)	(119)	(377)	(442)
Distributions to legacy non-controlling interests - other	—	(29)	—	(31)
Distributions to continuing non-controlling interests	(24)	(33)	(120)	(144)
Dividends to shareholders	(89)	(84)	(358)	(333)
Repurchases of Class A ordinary shares	(30)	—	(305)	—
Contributions from legacy non-controlling interests - R&D	0	0	1	1
Contributions from non-controlling interests - other	1	1	7	6
Cash acquired in connection with purchase of non-controlling interest	5	—	5	—
Proceeds from revolving credit facility	350	—	350	—
Repayment of revolving credit facility	(350)	—	(350)	—
Repayment of long-term debt	—	—	(1,000)	—
Debt issuance costs and other	(2)	(1)	(2)	(1)
Net cash used in financing activities	**(232)**	**(266)**	**(2,149)**	**(945)**
Net change in cash and cash equivalents	(459)	719	(1,234)	170
Cash and cash equivalents, beginning of period	936	992	1,711	1,541
Cash and cash equivalents, end of period	**477**	**1,711**	**477**	**1,711**

Amounts may not add due to rounding.

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ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Fourth Quarter and Full Year Portfolio Receipts Highlights (unaudited)
Table 4

	Three Months Ended December 31,			Twelve Months Ended December 31,		
($ in millions)	2023	2022	Change	2023	2022	Change
Products:						
Cystic fibrosis franchise	208	187	11%	771	690	12%
Tysabri	68	73	(7)%	279	305	(8)%
Imbruvica	50	58	(13)%	210	258	(18)%
Trelegy	60	47	28%	203	90	126%
Promacta	44	40	9%	161	150	8%
Xtandi	38	38	1%	146	154	(5)%
Tremfya	35	29	21%	116	97	20%
Evrysdi	20	14	44%	66	41	63%
Cabometyx/Cometriq	18	15	18%	66	55	19%
Spinraza	17	—	n/a	45	—	n/a
Trodelvy	10	6	64%	33	20	62%
Orladeyo	8	6	29%	29	22	35%
Erleada	9	5	72%	27	18	55%
Nurtec ODT/Zavzpret	5	4	20%	18	15	23%
Other products[5]	63	71	(12)%	277	355	(22)%
Royalty receipts	651	593	10%	2,449	2,269	8%
Milestones and other contractual receipts	84	470	(82)%	599	520	15%
Portfolio Receipts	**736**	**1,064**	**(31)%**	**3,049**	**2,789**	**9%**

Amounts may not add due to rounding.

12

13 Royalty Pharma plc GAAP to Non-GAAP Reconciliation (unaudited) Table 5 Three Months Ended December 31, Twelve Months Ended December 31, ($ in millions) 2023 2022 2023 2022 Net cash provided by operating activities (GAAP) 773 570 2,988 2,144 Adjustments: Proceeds from available for sale debt securities(6) 1 495 1 542 Distributions from equity method investees(6) 5 — 44 — Interest (received)/paid, net(6) (5) (14) 98 145 Development-stage funding payments - ongoing 1 1 2 2 Development-stage funding payments - upfront and milestone — 50 50 175 Distributions to legacy non-controlling interests - Portfolio Receipts(6) (92) (119) (377) (442) Adjusted EBITDA (non-GAAP) 682 983 2,806 2,566 Interest received/(paid), net(6) 5 14 (98) (145) Portfolio Cash Flow (non-GAAP) 687 996 2,708 2,421 Amounts may not add due to rounding.

14 Royalty Pharma plc Description of Approved Indications for Select Portfolio Therapies Table 6 Cystic fibrosis franchise Cystic fibrosis Tysabri Relapsing forms of multiple sclerosis Imbruvica Hematological malignancies and chronic graft versus host disease Trelegy Chronic obstructive pulmonary disease and asthma Promacta Chronic immune thrombocytopenia purpura and aplastic anemia Xtandi Prostate cancer Tremfya Plaque psoriasis and active psoriatic arthritis Evrysdi Spinal muscular atrophy Cabometyx / Cometriq Kidney, liver and thyroid cancer Spinraza Spinal muscular atrophy Trodelvy Breast and bladder cancer Orladeyo Hereditary angioedema Erleada Prostate cancer Nurtec ODT Acute and preventative treatment of migraine

15 Notes (1) Portfolio Receipts is a key performance metric that represents our ability to generate cash from our portfolio investments, the primary source of capital that we can deploy to make new portfolio investments. Portfolio Receipts is defined as the sum of royalty receipts and milestones and other contractual receipts. Royalty receipts include variable payments based on sales of products, net of contractual payments to the legacy non- controlling interests, that is attributed to Royalty Pharma. Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to the legacy non-controlling interests, that is attributed to Royalty Pharma. Portfolio Receipts does not include proceeds from equity securities or marketable securities, both of which are not central to our fundamental business strategy. Portfolio Receipts is calculated as the sum of the following line items from our GAAP consolidated statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of royalty receipts and milestones and other contractual receipts to the Legacy Investors Partnerships and RPSFT. (2) Adjusted EBITDA is defined under the credit agreement as Portfolio Receipts minus payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the statements of cash flows. See GAAP to Non-GAAP reconciliation in Table 5. (3) Portfolio Cash Flow is defined under the credit agreement as Adjusted EBITDA minus interest paid or received, net. See GAAP to Non-GAAP reconciliation in Table 5. Portfolio Cash Flow reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases or utilized for other discretionary investments. (4) Capital Deployment is calculated as the summation of the following line items from our GAAP consolidated statements of cash flows: Investments in equity method investees, Purchases of available for sale debt securities, Acquisitions of financial royalty assets, Acquisitions of other financial assets, Milestone payments, Development-stage funding payments - ongoing, Development-stage funding payments - upfront and milestone less Contributions from legacy non-controlling interests - R&D. (5) Other products primarily include royalty receipts on the following products: Cimzia, Crysvita, Emgality, Entyvio, Farxiga/Onglyza, IDHIFA, Januvia, Janumet, Other DPP-IVs, Lexiscan, Mircera, Nesina, Prevymis, Soliqua and distributions from the Legacy SLP Interest, which is presented as Distributions from equity method investees on the GAAP consolidated statements of cash flows. (6) The table below shows the line item for each adjustment and the direct location for such line item on the GAAP consolidated statements of cash flows. Reconciling Adjustment Statements of Cash Flows Classification Interest (received)/paid, net Operating activities (Interest received less Interest paid) Distributions from equity method investees Investing activities Proceeds from available for sale debt securities Investing activities Distributions to legacy non-controlling interests - Portfolio Receipts Financing activities